Exhibit 99.1

Technitrol Appoints Howard C. Deck to Board of Directors

PHILADELPHIA--(BUSINESS WIRE)--October 24, 2008--Technitrol (NYSE: TNL) announced the appointment of Howard C. Deck to the company’s board of directors effective immediately for a term to expire in May 2011.

Mr. Deck is President of CertainTeed Corp. Insulation Group, a Valley Forge, Pennsylvania-based manufacturer and seller of fiber glass insulation products and a unit of Paris-based Compagnie de Saint-Gobain. During his 15 years at Saint-Gobain, he also headed the company’s Precision Abrasives (North America), Superabrasives and Composite Materials businesses. His 28-year business career also includes accomplishments in turning around private-equity portfolio companies.

“Howard’s extensive experience in optimizing global manufacturing operations, building strong management teams and integrating acquisitions makes him an excellent choice for our board,” said Technitrol Chairman and Chief Executive Officer James M. Papada, III. “His guidance will be invaluable to Technitrol and its Electronic Components and Electrical Contact Products businesses.”

Mr. Deck holds a bachelor’s degree from Oklahoma State University and a master’s from Purdue University, both in mechanical engineering, along with a master’s of business administration from Harvard Business School.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications hearing, medical, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Cautionary Note: This message contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. This release should be read in conjunction with the factors set forth in Technitrol's report on Form 10-Q for the quarter ended June 27, 2008 in Item 1a under the caption "Factors that May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

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CONTACT:
Technitrol, Inc., Philadelphia
David Stakun, 215-942-8428